EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

Gene Hunt

hunt@beaconpower.com

CALIFORNIA INDEPENDENT SYSTEM OPERATOR CERTIFIES

BEACON POWER FLYWHEEL TECHNOLOGY FOR USE IN

CALIFORNIA’S FREQUENCY REGULATION SERVICES MARKET

WILMINGTON, Mass., January 9, 2007 -- Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced today that the California Independent System Operator (California ISO), a not-for-profit organization that manages the flow of electricity along California’s open-market wholesale power grid, has certified Beacon Power’s flywheel technology for use as a frequency regulation resource in the state.

A letter from Jim McIntosh, Director, Grid Operations for the California ISO, stated: “The California ISO is pleased to certify that the 100-kilowatt high-speed flywheel technology demonstrated by Beacon Power is an acceptable technology for potential use as a regulation resource for the power grid. The test unit at the research facility in San Ramon demonstrated the ability to respond to real-time data from the Energy Management System at the California ISO as well as the test data we supplied. The unit’s high-speed response rate and outstanding performance were clearly demonstrated to the California ISO and the CEC [California Energy Commission], and documented in the report provided to the Department of Energy.”

McIntosh added that “a commercial size facility would, however, have to be significantly larger to provide a noticeable response to our control signals. A 40-megawatt facility, or two of the plants that Beacon is now designing under a contract to the DOE, could provide a portion of the regulation services required by California ISO. The next step is to install at least a one-megawatt, or preferably a 10-megawatt, commercial facility with two-way communications with the ISO with full integration into our markets, operations, and settlement systems.”

“We are pleased that the California ISO has certified that Beacon’s flywheel technology can be used for commercial frequency regulation in California,” said Bill Capp, Beacon Power president and CEO. “This is another important milestone in implementing our business strategy to be a provider of frequency regulation services. We appreciate the strong and visionary support of the California ISO, and we are also grateful to our other major supporters, the California Energy Commission and the US Department of Energy, whose solid backing was essential to achieving this milestone.”

McIntosh cited additional factors relevant to the California ISO’s decision: “Due to its very high-speed ramp rate, this technology also has the potential to provide additional transmission grid services of value. As the amount of wind generation and other intermittent renewables increase in the next ten years, the need for high-speed regulation services will clearly increase. Identification and documentation of the benefits of high-speed flywheel systems could form the basis for discussion of [other] grid-connected services and potential compensation for these services. The deployment of this technology for regulation services could also reduce the amount of regulation required from fossil generating plants, which would lower CO2 greenhouse gas emissions.”

About the California Independent System Operator (ISO)

The California ISO is a not-for-profit public benefit corporation charged with managing the flow of electricity along California’s open-market wholesale power grid. The mission of the California ISO is to safeguard the reliable delivery of electricity, and ensure equal access to 25,000 circuit miles of “electron highway.” As the impartial operator of the wholesale power grid in the state, the California ISO conducts a small portion of the bulk power markets. These markets are used to allocate space on the transmission lines, maintain operating reserves and match supply with demand in real time.

About Beacon Power

Beacon Power Corporation designs and develops advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, now being demonstrated on a scale-power level in two states, is a prototype for a non-polluting, megawatt-level, utility-grade flywheel-based solution that would provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product development and commercialization milestones, including design modifications that may be needed following a recent malfunction that occurred while testing a prototype flywheel; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which Beacon hopes to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; the complexity and other challenges of arranging project finance and resources for one or more frequency regulation power plants; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the recent volatility in the stock price of companies operating in the same sector. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.